Prospectus Supplement to Prospectus dated July 10, 2006
Registration No. 333-133105
Filed Pursuant to Rule 424(b)(3)

Spescom Software Inc.

Supplement
To
Prospectus Dated July 10, 2006

This is a Supplement to Spescom Software Inc.’s Prospectus, dated July 10, 2006, with respect to the offer and sale of up to 43,336,338 shares of Spescom common stock, including 33,793,103 common shares to be issued upon conversion of Series I Preferred Stock and 6,726,852 common s hares upon the exercise of certain warrants, by the selling securityholders listed in the prospectus or their transferees. This Supplement amends and supplements certain information contained in the Prospectus. We encourage you to read this Supplement carefully.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Supplement and the Prospectus or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement is August 23, 2006.

CURRENT REPORT ON FORM 8-K

On August 22, 2006, we filed with the Securities and Exchange Commission a Current Report on Form 8-K, announcing the appointment of Alan Kiraly as interim Chief Executive Officer.

On August 9, 2006, we filed with the Securities and Exchange Commission a Current Report on Form 8-K, announcing the resignation of Keith Stentiford as Chief Executive Officer and Director effective August 18, 2006.

We hereby incorporate by reference into this Supplement and the Prospectus the two Current Reports on Form 8-K, copies of which are being provided to you along with this Supplement.

Information about documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned “Where You Can Find More Information.”

Prospectus Supplement dated August 23, 2006.